Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Greenbacker Renewable Energy Company LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class P-I Shares, par value $0.001 per share	Other	8,469,497	$8.247	$69,847,941.76	0.00014760	$10,309.56
Total Offering Amounts					$69,847,941.76		$10,309.56
Total Fee Offsets					—		—
Net Fee Due							$10,309.56

(1)	Represent 8,469,497 Class P-I shares of limited liability company interests, par value $0.001 per share (the “Shares”) of Greenbacker Renewable Energy Company LLC (the “Registrant”) available to be issued from time to time under the Greenbacker Renewable Energy Company LLC 2023 Equity Incentive Plan. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminate number of additional Shares which may be offered and issued to prevent dilution in the event of a share split, share dividend or similar transaction.

(2)	In accordance with Rule 457(h)(1) of the Securities Act, the price of the securities has been estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee, and the price listed is the monthly share value per Class P-I share as of January 2, 2024.

Table 2: Fee Offset Claims and Sources

Not Applicable.